Exhibit 4.6

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

NOTICE

BUENOS AIRES, MARCH 31, 2014

To

AEROPUERTOS ARGENTINA 2000 S A

Mr. Rafael BIELSA

Honduras 5663 - 2o Floor

FEDERAL CAPITAL

The purpose of this notice is to inform you about the issuance of Resolution Nº 44, dated on March 31, 2014, by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), which provides as follows in Article 1: “To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE) of the Concession corresponding to the periods as of December 31, 2011 and December 31, 2012, pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799/07, attached herewith as Annex I.” Article 2 of said Resolution provides as follows: “To support the decision issued through ORSNA Resolution 10/09 as to the convenience and pertinence of making discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement approved by Decree 1799/97. Such discount shall be applied to those airlines that are up to date with their payments.”

By virtue of the provisions of Section 40, paragraph one of Decree No. 1759/72, which regulates Law No. 19 549 of Administrative Acts, we hereby inform you that you may file the following administrative appeals against the aforementioned administrative act:

•	Section 84- Motion for reversal. A motion for reversal may be set up against any final administrative act or against any administrative act that prevents the entire proceedings upon the claim of the administered party and against interlocutory proceedings or procedural motions damaging a personal right or a legitimate interest. This motion shall be set up within ten (10) days of notice of the act before the same agency that issued such act, which shall be competent to decide according to the provisions of Section 82.

•	Section 94 – Motion to appeal. The interested party may set up, at his/her option, the administrative motion to appeal or may commence the relevant judicial proceedings against final administrative acts or against administrative acts preventing to institute proceedings upon an appellant’s claim or cause of action, arising from a higher entity of an independent governmental entity, including state universities.

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

It is expressly stated on the record that a duly certified copy of ORSNA Resolution No. 44/2014 is attached herewith, which has THIRTEEN 13 sheets of paper with writing on both sides of the page.

You are hereby duly notified.

[Illegible signature]

ANTONIO MANCUSO

General Secretary

General Secretariat Unit

O.R.S.N.A.

Signature: [illegible]

Clarification: Alonso,

Date: 03/31/2014         Time: 07:30 a.m.

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

[Each page of this document is duly initialized at the bottom, on the left.]

BUENOS AIRES, MARCH 31, 2014

Having reviewed File N° 215/12 of the Registry of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), Decree N° 375, dated on April 24, 1997, ratified by Decree of Necessity and Urgency N° 842, dated on August 27, 1997; Decree N° 163, dated on February 11, 1998; Decree Nº 1799, dated on December 4, 2007; ORSNA Resolutions Nº 53, dated on May 27, 1998; Nº 111, dated on December 30, 2008; Nº 9, dated January 28, 2009; Nº 10, dated January 30, 2009; Nº 48, dated September 10, 2010; Nº. 60, dated October 14, 2010; Nº 125, dated December 21, 2011; Nº 115, dated November 5, 2012 and Nº 117 dated November 7, 2012; and

WHEREAS:

The abovementioned File deals with the Review of the Revenue and Expenditure Financial Projection for the CONCESSION (REFP), corresponding to the years 2011 and 2012.

Paragraph 24.1 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07 dated on December 4, 2007, establishes the Revenue and Expenditure Financial Projection (REFP) for the Concession for the 2006-2028 period.

Said projection is shown in Annex 5 of the Memorandum of Agreement and consists of a breakdown of revenues and expenditures related to the rendering of the services subject to the concession, including the investment obligation and the balance of the mutual claims between the NATIONAL STATE and the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

The Memorandum of Agreement states that ordinary and extraordinary reviews of the Revenue and Expenditure Financial Projection for the concession (REFP) shall be carried out when required by the circumstances.

Paragraphs 29.1 and 29.2 of the Memorandum of Agreement provide for an Annual Ordinary Review Mechanism of the Revenue and Expenditure Financial Projection for the concession (REFP), with the purpose of verifying and keeping the balance between the variables of the aforementioned projection.

Said mechanism submitted for the review of the SECRETARIAT OF TRANSPORTATION through ORSNA Resolution Nº 111, dated on December 30, 2008 establishes the necessary methodology to provide for the rebalancing of the Revenue and Expenditure Financial Projection for the concession (REFP).

The review mechanism is intended to preserve the balance between the variables that are part of the Revenue and Expenditure Financial Projection (REFP), in the understanding that the Concession shall be in a situation of balance if revenues from airport charges for rendered services permit to recover, within the stipulated term, and in the committed efficiency conditions, all costs associated to the rendering of such services, as well as to obtain a given remuneration for the capital cost.

The purpose of the Review is also to find formulas that allow to minimize the costs (productive efficiency), taking into account that this is one of the problems of rate of return regulation.

Since the Memorandum of Agreement became effective, this Regulating Body has carried out THREE (3) Reviews. The first one took place at the beginning of 2009, covered the periods 2006-2007, was approved by ORSNA Resolution No. 9, dated January 30, 2009, and was temporary in nature.

The resulting Rate Schedule was approved by ORSNA Resolution No. 10, dated January 30, 2009.

Later, the corresponding Review for the 2009 period was performed. This was an extraordinary review, not in the sense defined in paragraph 9.6 of the Mechanisms, but due to the fact that it involved a one-time a comprehensive assessment of the evolution of the different variables that are part of the Projection, from January, 2006 to December 2009. Such Review was approved by ORSNA Resolution No. 60, dated October 14, 2010, and the resulting Rate Schedule was approved by ORSNA Resolution No. 126, dated December 21, 2011.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

The last review process corresponding to year 2010 was approved by ORSNA Resolution No. 115, dated November 5, 2012.

The resulting Rate Schedule was approved by ORSNA Resolution No. 117, dated November 7, 2012, and is currently in effect.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), in order to make the review corresponding to year 2011, submited to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, the Bases for the Review of the Revenue and Expenditure Financial Projection for the year 2011.

AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA (AA2000-DIR-1095/12) requested this Regulating Body, through Note dated November 7, 2012, to consider the possibility of making a joint Review of years 2011 and 2012, and repeated such request (Note AA2000-326/13) on April 30, 2013, which was accepted by this Body through ORSNA Note No. 412/136.

In order to carry out the present Review, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) analyzed the revenues of the Concessionaire (both aeronautical and non-aeronautical revenues), the revenues from Cargo Terminal, Investments, Operating Expenses, Indexes, as well as discounts to Airlines.

As regards Revenues, it should be mentioned that accounting information for Aeronautical Revenues obtained by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA can be considered valid.

After receiving the information, the ORSNA made the corresponding reconciliation and found out that commercial revenues of the year 2011 amounted to approximately NINE HUNDRED AND SEVENTY-ONE MILLION THREE HUNDRED THOUSAND PESOS (ARS971,300,000), which accounted for a FIFTY-ONE PERCENT (51%) of total revenues of the Concession.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

Commercial revenues of the year 2012 amounted to approximately ONE THOUSAND ONE HUNDRED AND FORTY-ONE MILLION ONE HUNDRED THOUSAND PESOS (ARS1141,100,000), which accounted for a FIFTY PERCENT (50%) of total revenues of the Concession.

As regards revenues from the CARGO TERMINAL, it should be mentioned that AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA issued invoices for rendered services amounting to around FOUR HUNDRED AND NINETEEN MILLION TWO HUNDRED THOUSAND PESOS (ARS419,200,000) and around FOUR HUNDRED AND EIGHTY MILLION SEVEN HUNDRED THOUSAND PESOS (ARS480,700,000) for the years 2011 and 212, respectively.

Likewise, air cargo operating expenses for the years 2011 and 2012 amounted to approximately ONE HUNDRED AND SIXTY-FIVE MILLION TWO HUNDRED THOUSAND PESOS (ARS165,200,000) and to TWO HUNDRED AND FIFTEEN MILLION FIVE HUNDRED THOUSAND PESOS (ARS215,500,000), respectively. The tax component, mainly Income Tax, shall be added to these amounts.

The 2011-2012 Investment Report has not been completed yet. If there are any variations from final data, appropriations shall be incorporated in the next applicable Review Process.

We should mention that some concepts that were not included at the closing date for 2010 Record of Investments (December 2011) were present in the registration process for the year 2010, such as recordable investments, which are sometimes related to investments pending acknowledgement as “reversible situations.”

Monthly quality audits were carried out over the year 2011 within the framework of the Service Quality Factor Measurement Program (SQFMP) at the following airports: AEROPARQUE, EZEIZA, CÓRDOBA, MENDOZA, IGUAZÚ, BARILOCHE and SALTA.

The audits showed only THIRTEEN PERCENT (13%) of all measured indicators, which are the direct responsibility of the airport operator, do not meet the minimum established quality standards.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

The Basic Service Program was also implemented in 2011, with the purpose of measuring service rendering at those airports of the National System that were not covered by the Service Quality Factor Measurement Program, i.e., those airports with an annual volume of passenger traffic below five hundred thousand.

The following airports of the Concession were audited within such framework: COMODORO RIVADAVIA, JUJUY, TUCUMÁN, SAN JUAN, RÍO GALLEGOS, RESISTENCIA, ESQUEL, MAR DEL PLATA, SAN LUIS AND POSADAS.

Another of the performed tasks to assess quality levels is the Survey to Air Operators, with the participation of staff from airlines, handling companies, safety and security companies and Airport Security Police. Such survey was performed at the following airports: AEROPARQUE, EZEIZA, CÓRDOBA, MENDOZA, IGUAZÚ, BARILOCHE AND SALTA.

Based on the findings of the survery, the technical area concluded that there is a good general level of satisfaction at these airports.

New measurements were performed over the year 2012 within the framework of the Service Quality Factor Measurement Program at the following airports: EZEIZA, AEROPARQUE, CÓRDOBA, MENDOZA, IGUAZÚ, SALTA AND BARILOCHE.

TWENTY-SIX PER CENT (26%) of the measured indicators, which are under the direct responsibility of the airport operator, do not meet the established quality standards.

Likewise, quality audits for airports with an annual volume of passenger traffic below FIVE HUNDRED THOUSAND (500,000) through the Basic Service Program continued in 2012, involving the following airports: CATAMARCA, JUJUY, FORMOSA, LA RIOJA, PUERTO MADRYN, RÍO GRANDE AND SANTIAGO DEL ESTERO.

The Concessioner shall be duly informed about the need to comply with the remarks related to quality standards made by the technical area, in order to solve any issues before the next Review of the Revenue and Expenditure Financial Projection.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

As regards expenditures from the Concession, the data corresponding to the concession costs for this period arising from Regulatory Accounting have been considered, identifying each GL account and the corresponding sub-account.

This way, around ONE HUNDRED AND SIXTY-THREE (163) sub-accounts have been taken into account, with their values controlled as part of the regulatory task. These sub-accounts correspond to: audited Annual Balance Sheets, Trial Balance and SAP System.

As a result of this process, those items that could not be verified were discounted from the Concessionaire’s cost basis.

The questioned amounts were not taken into account for the present review, and no compensation whatsoever shall be applied to these costs, which shall be fully covered by shareholders and not by the airport Concession.

The appropriations corresponding to this first stage are those resulting from the deficiencies arising from the documentation.

After discounting the corresponding amounts, as applicable, an analysis of the pertinence of the expense in selected accounts was performed.

The criteria for this analysis was the relevance of the given account for total expenditures, as well as the recorded variations between periods, with special focus on strong rising trends.

The affected accounts and the amounts that were deemed incompatible with the economic activity of the regulated service and thus, not considered a service cost, that is: those appropriations that, based on the verifications performed by the Regulatory Accounting area within the framework of routine audits involving both documents and the SAP System (SAP), have appeared as an element implying a wrong allocation of certain costs which are not directly related to the Concession, such as expenses incurred by affiliated or controlling companies.

Likewise, on a third stage, this Body verified compliance with the defined efficiency goals, which were duly communicated to the Concessionaire within the framework of the previous review.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

Deductions have been made on those cost items that, despite having direct relationship with the Concession, this Body considers that they are not aligned with efficiency goals, and appropriations mainly aimed at creating the right incentives to make the Concession more efficient.

Such deductions have been informed to the Concessionaire in the corresponding Reports to the reviews performed by this Body, and no questions or objections have been raised as to the application thereof within the framework of the planned ordinary reviews.

The present review of such appropriations have operated as a limit to the level of expenditure of the Concessionaire.

As regards the goals for group accounts, they have been achieved by the Concessionaire.

The aforementioned general performance measures were related, on the one hand, to Salaries, Fees and Administration Expenses as a percentage of Aeronautical and Non-aeronautical Revenue, and on the other hand, the ratio of increase of commercial revenues as compared to air traffic evolution was analyzed.

The technical area has also defined performance goals for subsequent periods.

As regards the indexes, the Projection is expressed in pesos with a book value corresponding to the year 2012. Thus, the current values of subsequent years shall be adjusted to express them in uniform currency.

As regards Traffic Projection, as the Financial Economic Model uses real Aeronautical and Non-Aeronautical Revenue data, no comparison is required with past growth rates.

An adjustment of the achieved profitability levels through the FINANCIAL PROJECTION OF INCOME AND EXPENSES has been made based on the Review of years 2011 and 2012 and the effects thereof on the airport Concession.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

The new profitability levels call for a rebalancing of the variables of the projection, to guarantee service sustainability in the agreed conditions between the Concessionaire and the NATIONAL STATE, including the investments to be made.

Pursuant to Paragraph 29.4 of the Memorandum of Agreement, the first review incorporated a discount system of airport charges for Airlines. We believe that such discounts should be kept, pursuant to ORSNA Resolution No. 10/09.

Those airlines that are not up to date with payments of airport charges shall not enjoy the aforementioned discount.

Based on the present Review, the rebalancing of the INTERNATIONAL AIRPORT TERMINAL USAGE FEE equal to US DOLLARS FOUR WITH 57/100 (USD4.57) and US DOLLARS TWO WITH 5/100 (USD2.05) for the REGIONAL AIRPORT TERMINAL USAGE FEE is still in place.

Likewise, the Review shows a need to adjust the INTERNATIONAL AIRPORT TERMINAL USAGE FEE and REGIONAL AIRPORT TERMINAL USAGE FEE for First and Second Category Airports, and the DOMESTIC AIRPORT TERMINAL USAGE FEE for all airport categories of the NATIONAL AIRPORT SYSTEM (NAS).

It is also necessary to review the values for aircraft of up to TWELVE (12) TONS (MTOW), inclusive.

On the other hand and based on the need to make additional investments as recommended by the INFRASTRUCTURE EXECUTION AND CONTROL DEPARTMENT with the purpose of adapting the infrastructure to the growing trend in aeronautical and commercial activities, it is necessary to create a new trust fund of the NATIONAL AIRPORT SYSTEM IMPROVEMENT TRUST, resulting from the Review of the Revenue and Expenditure Financial Projection of the Concession, pursuant to the terms of Paragraph 29 of Part IV of the Memorandum of Agreement for Concession Contract Adjustment.

Such specific trust fund shall be called “ADDITIONAL FUNDS FOR SUBSTANTIAL INVESTMENTS OF GROUP A” and shall have a term of effect of up to THIRTY (30) YEARS or up to the end of the Concession period, whichever occurs first. This fund shall be used to finance additional works for an amount of SEVEN HUNDRED MILLION PESOS (ARS700,000,000) within a term of 24 months.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

Sub-Annex III-A item E) of the Memorandum of Agreement, as well as Section 7, subsection E) of the aforementioned Trust Agreement, establish the “Trust Fund for Airport Works needed due to Specific Rate Charges.”

Resolution No. 254, dated April 26, 2013, of the SECRETARIAT OF TRANSPORT authorized amendments to the National Airport System Improvement Trust which specifically enable the creation of new Trust Funds with the Charges and/or Rate Increases ordered by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AERPUERTOS (ORSNA) by virtue of the Review of the Revenue and Expenditure Financial Projection when the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AERPUERTOS (ORSNA) expressly and fundamentally provides so.

The Board of Directors of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has the corresponding authority to issue the present measure, pursuant to the provisions of Section 3 of the National Law of Administrative Procedures No. 19 549, Decree No. 375 of April 24, 1997 and other aforementioned regulations.

The matter was discussed at a Meeting of the Board of Directors held on March 31, 2014 and the undersigned was authorized to issue the present decision.

Therefore,

THE BOARD OF DIRECTORS OF THE ORGANISMO REGULADOR

DEL SISTEMA NACIONAL DE AEROPUERTOS

RESOLVES:

ARTICLE 1º.- To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE) of the Concession corresponding to the periods as of December 31, 2011 and December 31, 2012, pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799/07, attached herewith as Annex I.

“2014 – Year of Homage to Admiral Guillermo Brown, on the Bicentennial of the Naval Battle of Montevideo”

ARTICLE 2º.- To support the decision issued through ORSNA Resolution 10/09 as to the convenience and pertinence of making discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement approved by Decree 1799/97. Such discount shall be applied to those airlines that are up to date with their payments.

ARTICLE 3º.- Let these presents be filed and notified to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, the SECRETARIAT OF TRANSPORT of the MINISTRY OF INTERIOR AND TRANSPORTATION, enforced and filed.

ORSNA RESOLUTION Nº 044

[Illegible signature]

GUSTAVO LIPOVICH

PRESIDENT

ORGANISMO REGULADOR DEL

SISTEMA NACIONAL DE AEROPUERTOS

ORSNA

In thousands of AR$ as of 2012	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
Aeronautical Revenues	1,257,750	1,255,245	1,338,418	1,512,357	1,565,441	1,618,979	1,674,024	1,730,104	1,787,198	1,845,282	1,904,331	1,964,317	2,025,211	2,086,980	2,149,589	2,214,077	2,280,499	283,157
Local parking fee	3,828	2,941	2,502	2,590	2,681	2,773	2,867	2,963	3,061	3,160	3,262	3,364	3,469	3,574	3,682	3,792	3,906	485
International parking fee	63,878	58,751	55,603	57,560	59,580	61,618	63,713	65,848	68,020	70,231	72,479	74,762	77,079	79,430	81,813	84,267	86,795	10,777
Local landing fee	9,299	7,982	7,361	18,620	19,274	19,933	20,610	21,301	22,004	22,719	23,446	24,184	24,934	25,695	26,466	27,259	28,077	3,486
International landing fee	172,239	153,578	155,648	161,127	166,783	172,487	178,351	184,326	190,409	196,597	202,888	209,279	215,767	222,348	229,018	235,889	242,965	30,168
Domestic airport terminal usage fee	113,189	114,903	119,543	136,237	141,019	145,842	150,800	155,852	160,995	166,228	171,547	176,951	182,436	188,000	193,640	199,450	205,433	25,507
Regional airport terminal usage fee	29,041	25,788	27,829	31,715	32,828	33,951	35,105	36,281	37,478	38,696	39,935	41,193	42,470	43,765	45,078	46,430	47,823	5,938
International airport terminal usage fee	854,663	871,502	969,163	1,104,508	1,143,276	1,182,376	1,222,577	1,263,533	1,305,230	1,347,650	1,390,775	1,434,584	1,479,056	1,524,167	1,569,892	1,616,989	1,665,499	206,796
Telescopic jet way usage fee	11,612	19,800	770	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Non-aeronautical Revenues	1,316,650	1,244,750	1,238,138	1,435,121	1,499,563	1,563,974	1,620,952	1,661,641	1,717,823	1,785,363	1,833,485	1,902,018	1,950,311	2,005,227	2,072,261	2,132,409	2,192,400	271,491
Ground handling service	24,410	22,263	36,769	37,804	38,866	39,929	41,015	42,114	43,226	44,350	45,485	46,632	47,788	48,954	50,129	51,332	52,564	6,489
Fuel	37,058	30,310	30,585	31,662	36,051	37,284	38,551	39,843	41,158	42,495	43,855	45,237	46,639	48,061	49,503	50,988	52,518	6,521
Duty Tax-free shop	205,954	187,800	184,502	190,997	207,586	214,685	221,985	229,421	236,992	256,929	265,151	273,503	281,982	290,582	314,264	323,692	333,403	41,397
Fiscal warehouses (variable license fee : EDCADASSA)	570,134	526,045	527,566	655,364	678,367	701,567	725,421	749,722	774,463	799,633	825,221	851,216	877,604	904,370	931,502	959,447	988,230	122,703
Advertising	41,729	31,542	32,573	36,784	37,789	38,391	38,848	39,438	40,063	40,579	40,925	41,262	41,598	41,941	42,308	42,641	42,972	5,184
Parking	102,185	114,835	119,944	136,583	141,377	160,833	166,302	171,873	177,545	183,315	189,181	195,140	201,189	207,326	213,546	219,952	226,550	28,129
Catering	44,967	46,837	51,400	53,209	55,077	56,960	58,897	60,870	62,879	64,922	67,000	69,110	71,253	73,426	75,629	77,898	80,235	9,962
Rent	44,020	42,600	41,985	43,102	44,279	44,985	45,519	46,211	46,943	47,548	47,954	48,349	48,742	49,144	49,574	49,964	50,352	6,074
Counters & cute	17,223	15,583	15,346	15,886	16,443	17,006	17,584	18,173	18,773	19,383	20,003	20,633	21,273	21,921	22,579	23,257	23,954	2,974
Coffee shops	37,861	36,592	37,737	41,323	42,774	44,237	55,500	47,273	48,833	50,420	52,033	67,457	55,336	57,024	58,735	60,497	62,312	7,737
Services and stores	171,851	159,769	139,022	171,294	179,419	186,309	189,353	194,480	204,468	213,095	213,841	220,506	233,798	239,228	241,095	249,208	255,642	31,466
Expense reimbursement	19,258	30,573	20,709	21,113	21,536	21,788	21,978	22,222	22,481	22,693	22,835	22,973	23,110	23,250	23,399	23,534	23,668	2,855
	-11%	-3%
Total Revenues	2,574,401	2,499,995	2,576,556	2,947,478	3,065,004	3,182,954	3,294,977	3,391,745	3,505,021	3,630,644	3,737,816	3,866,335	3,975,522	4,092,207	4,221,851	4,346,486	4,472,899	554,647
TCA Expenses	-210,052	-214,800	-209,802	-220,292	-231,307	-242,872	-255,016	-267,767	-281,155	-295,213	-309,973	-325,472	-341,746	-358,833	-376,775	-395,613	-415,394	-51,577
Personnel	-255,465	-252,237	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-279,870	-33,738
Public services	-66,788	-61,733	-64,026	-65,275	-66,583	-67,361	-67,948	-68,706	-69,504	-70,160	-70,600	-71,026	-71,450	-71,881	-72,342	-72,760	-73,174	-8,826
Maintenance	-218,533	-256,179	-214,350	-219,303	-224,437	-228,427	-232,037	-236,031	-240,130	-243,929	-247,252	-250,547	-253,837	-257,145	-260,518	-263,829	-267,167	-32,508
Insurance	-7,325	-4,711	-5,489	-5,684	-5,891	-6,016	-6,112	-6,236	-6,367	-6,477	-6,550	-6,622	-6,694	-6,768	-6,847	-6,919	-6,990	-843
Hired services	-50,078	-42,985	-36,103	-36,484	-36,868	-37,246	-37,626	-38,005	-38,381	-38,755	-39,127	-39,497	-39,864	-40,229	-40,591	-40,956	-41,325	-5,026
FIRE-fighting and medical services	-70,787	-71,089	-86,892	-87,504	-88,118	-88,721	-89,324	-89,923	-90,516	-91,104	-91,687	-92,265	-92,837	-93,403	-93,964	-94,528	-95,095	-11,532
Matrix	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
GATO	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other operating expenses	-180,361	-257,876	-269,070	-272,411	-275,884	-277,936	-279,478	-281,460	-283,541	-285,246	-286,382	-287,482	-288,574	-289,683	-290,866	-291,934	-292,992	-35,332
AEI (15% over total income}	-382,579	-369,566	-314,015	-359,220	-373,544	-387,919	-401,571	-413,365	-427,170	-442,480	-455,542	-471,205	-484,512	-498,733	-514,533	-529,723	-545,129	-67,597
Mutual claim interests	-13,986	0	-509	0	0	0	0	0	0	-12,585	-11,012	-9,439	-7,866	-6,293	-4,719	-3,146	-1,573	0
Gross income	-111,277	-116,584	-107,239	-117,899	-122,600	-127,318	-131,799	-135,670	-140,201	-145,226	-149,513	-154,653	-159,021	-163,688	-168,874	-173,859	-178,916	-22,186
Financial transfer tax	-40,700	-31,724	-24,008	-32,485	-33,478	-31,558	-32,085	-33,283	-34,336	-35,159	-35,557	-36,572	-37,461	-38,430	-39,552	-40,468	-41,488	-5,089
(Tax) Amortizations	-174,456	-239,930	-266,686	-313,776	-355,841	-353,506	-346,149	-354,401	-361,464	-361,058	-358,276	-357,232	-361,233	-365,809	-378,675	-399,917	-443,096	0
Total expenditures	-1,782,389	-1,919,415	-1,878,059	-2,010,203	-2,094,420	-2,128,751	-2,159,014	-2,204,715	-2,252,635	-2,307,262	-2,341,341	-2,381,881	-2,424,963	-2,470,765	-2,528,125	-2,593,522	-2,682,209	-274,254
	-15%
Earnings before tax	792,012	580,580	698,497	937,275	970,584	1,054,203	1,135,963	1,187,031	1,252,386	1,323,382	1,396,475	1,484,454	1,550,560	1,621,442	1,693,725	1,752,964	1,790,690	280,394
Income tax	-127,597	-203,203	-244,474	-328,046	-339,704	-368,971	-397,587	-415,461	-438,335	-463,184	-488,766	-519,559	-542,696	-567,505	-592,804	-613,537	-626,741	-98,138
Earnings after tax	664,415	377,377	454,023	609,229	630,880	685,232	738,376	771,570	814,051	860,198	907,709	964,895	1,007,864	1,053,937	1,100,922	1,139,426	1,163,948	182,256
Other Companies	4,567	5,952
(Tax) amortization adjustments	174,456	239,930	266,686	313,776	355,841	353,506	346,149	354,401	361,464	361,058	358,276	357,232	361,233	365,809	378,675	399,917	443,096	0
Mutual claim amortization	-200,855	0	0	0	0	0	0	0	0	-78,678	-78,679	-78,679	-78,680	-78,680	-78,681	-78,681	-78,682	-26
Work capital variation	429,617	-202,594	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Direct investment	-885,127	-865,609	-384,464	-602,935	-599,473	-175,877	-115,276	-168,936	-182,059	-135,763	-64,527	-58,337	-56,120	-56,990	-64,725	-48,584	-45,498	0

AEI allocated to Investments (2,5%)	-63,763	-61,594	-52,336	-59,870	-62,257	-64,653	-66,929	-68,894	-71,195	-73,747	-75,924	-78,534	-80,752	-83,122	-85,756	-88,287	-90,855	-11,266
Total Investment	-948,890	-927,203	-436,800	-662,805	-661,730	-240,531	-182,204	-237,830	-253,254	-209,510	-140,451	-136,872	-136,872	-140,112	-150,481	-136,872	-136,353	-11,266
Net fund flow	187,073	-444,943	336,245	320,070	387,248	862,861	969,249	957,035	993,456	1,006,815	1,122,779	1,185,110	1,234,297	1,284,077	1,336,190	1,412,078	1,482,865	182,230